UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14-A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Section 240.14a.12

LCA-Vision Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 11, 2009, officers of LCA-Vision Inc. sent the following e-mail to certain of its stockholders.

Hello ______,

________ and I were unable to reach you by phone but wanted to get some information to you quickly.

First, we want to bring to your attention an embarrassing mistake we made regarding the annual awards of stock options to executives, which we do at this time each year.  We set the number of options awarded to achieve a certain targeted dollar amount for each recipient.  We subsequently learned that the number of options awarded exceeded our own per-person policy limits.  Management and the Board quickly met and spoke about the mistake and decided two things.  One, obviously we would conform with our own policy, and two, given the sensitivity to compensation in general, and stock and option awards in particular, we decided to award no options this year at all.  It was an honest mistake, and we regret that it happened.  We filed an 8K this morning to describe the change.

Second, on the brighter side, we want to make sure you saw our press release about the laser program.  We are going from 3 excimer lasers in each vision center to two.  This is a great thing for our company:

•	We will save over $3 million a year in operating expenses, when the program is fully implemented
•	We will pay-off B&L and put cash on the Balance sheet
•	We add the latest technology (Wavelight) which will provide another point of differentiation in the marketplace, while maintaining our multi-laser competitive advantage overall
•	We can simplify our pricing with fewer, sometimes confusing options for the patient
•	We will continue to have great clinical outcomes. The Wavelight Optimized procedures scored very high in our clinical study.
•
Our Medial Advisory Board was integrally involved in this decision and in our clinical comparison of the three platforms, and is entirely supportive of our decision from both clinical and economic perspectives

Third, as it relates to the consent revocation, we wanted to make sure you saw that our Board and management team got the recommendations from RiskMetrics, Glass Lewis, and Proxy Governance.  As you know these are the three leading, independent proxy advisory firms, and each reviewed the situation from their own, proprietary perspective – yet came to the same recommendation.  We are glad they sided with us.

Lastly, we wanted to see if you have any questions of us.  If you have not already done so, we want you to show your support and vote the Gold revocation card today.

Please call me if you’d like to discuss these items or have any other questions for us.

Kind regards.

************

Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and
www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call Georgeson toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com, or from Georgeson.